FOR IMMEDIATE RELEASE	December 20, 2002
For press and other inquiries contact:
Victoria Trahan	825 Third Avenue, 40th floor
Investor Relations and	New York, NY 10022
Corporate Communications	Phone:(212) 688-4770
Website: www.axonyx.com	Fax: (212) 688-4843

AXONYX ANNOUNCES RECEIPT OF DELISTING LETTER FROM NASDAQ, COMPANY HAS APPEALED

NEW YORK, N.Y.—December 20, 2002—AXONYX INC. (NASDAQ: AXYX) today announced that it received a Nasdaq Staff Determination letter on December 17, 2002 indicating that the Company fails to comply with the stockholders' equity requirements for continued listing on either The Nasdaq National Market or The Nasdaq SmallCap Market set forth in Marketplace Rules 4450(a)(3) and 4310(c)(2)(B), and that its securities are, therefore, subject to delisting. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. While the date for the hearing has not yet been established, hearings typically occur within 45 days of the Company's request. The Company has been advised that a hearing request will stay delisting of the Company's common stock pending the Panel's decision. While there can be no assurance of success, we are in the process of raising funds to move forward with our clinical trial program for Phenserine and to satisfy Nasdaq requirements. Nevertheless, there can be no assurance that the Panel will grant the Company's request for continued listing.

In addition, the Nasdaq Staff Determination letter notified the Company that the price of the Company's common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5) (the "Rule") for the last 30 consecutive trading days. In accordance with the Rule, the Company will be provided 90 calendar days, or until March 17, 2003, to regain compliance. If, at any time before March 17, 2003, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, the Company will be notified that the Company complies with the bid price provision of the Rule. If compliance with the Rule cannot be demonstrated by March 17, 2003, the Company will be notified that the Company's common stock will be delisted from The Nasdaq National Market. At that time, the Company may appeal the determination to a Listing Qualifications Panel.

If the Company's common stock is no longer listed on the Nasdaq National Market or The Nasdaq SmallCap Market, the common stock could trade in the over-the-counter market in the "pink sheets" maintained by Pink Sheets LLC or on the National Association of Securities Dealers' OTC Bulletin Board.

About Axonyx

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds and new technologies useful in the diagnosis and treatment of Alzheimer's Disease, human memory disorders and prion-based illnesses such as Mad Cow Disease.

This press release may contain forward-looking statements or predictions. These statements represent our judgment as of this date and are subject to risks and uncertainties that could materially affect the Company, including those risks and uncertainties described in the documents Axonyx files from time to time with the Securities and Exchange Commission, specifically Axonyx's Annual Report on Form 10-K. There can be no assurance that the Company will achieve compliance with Marketplace Rule 4450(a)(3). There can be no assurance that the Listing Qualifications Panel will grant the Company's request for continued listing. There can be no assurance that the Company will achieve compliance with the $1 per share required stock price. There can be no assurance that the Company will be successful in raising additional funds. Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.